Exhibit (a)(1)(v)

On January 26, 2018, GTJ REIT, Inc. (the “Company”) commenced a self-tender offer to purchase up to 750,000 shares of the Company’s common stock, par value $0.0001 per share, for cash at a purchase price equal to $7.00 per share.  Unless extended or withdrawn, the offer and withdrawal rights will expire at 12:00 midnight, New York City Time, on March 5, 2018.  The Company’s share redemption program (“SRP”) has been temporarily suspended during this offer as required by Securities and Exchange Commission (“SEC”) rules.  No repurchases will be made under the SRP during the offer and for 10 business days thereafter.  Redemption requests that are submitted through the SRP during the offer and for 10 business days thereafter will not be accepted for consideration.  For more information about the offer, please refer to the Company’s Schedule TO, filed with the SEC and available on the SEC’s website, www.sec.gov, and also available on the “SEC Filings” section under the “Investor Relations” tab of the Company’s website, www.gtjreit.com.